Exhibit 99.1

GSV Capital Invests in Kno

Revolutionary Education Software Company Receives Equity Investment from Pre-IPO Fund

Woodside, CA - June 6, 2011 – GSV Capital, Corp. (NASDAQ:GSVC) announced that it has made a direct $2.25 million investment in Kno, a leading education software company.  GSV joined other top technology investors including Intel Capital, Andreessen Horowitz, Advance Publications and Goldman Sachs in the Series C funding round.

“We chose Kno as GSV’s first investment as it typifies how our network provides us with unique access to premier, high growth investment opportunities.  Kno fits perfectly with our strategy of identifying the next wave of high impact companies given its position as a highly disruptive innovator within a market poised for tremendous growth,” said Michael T. Moe, GSV Capital’s CEO and founder.  “Driven by massive adoption of tablets, digital textbooks are expected to represent almost half of the $10 billion market for textbook sales and rentals by 2017. Just as the markets for music, newspapers and books have been changed forever by digital innovation, we are confident that Kno will be a leader in the coming revolution of new, dynamic learning environments.”

Osman Rashid, the co-founder of Chegg, Inc., and Babur Habib, a consumer electronics veteran, founded Kno in May 2009.  Marc Andreessen, co-founder of Netscape and board member of Facebook, Skype, eBay and Hewlett Packard, also serves on Kno’s board of directors.

Kno creates education software with the mission of making learning engaging, effective, and social for students through its complete education platform.  Kno delivers digital textbooks through applications for the iPad and other technologies through a cloud service platform.

“We are excited about GSV’s investment in Kno,” said Rashid. “GSV’s experienced investment team recognizes the large opportunity for growth in the digital education industry, and can help Kno become a major player in both the textbook and social learning markets.”

GSV is presently in the final stages with a handful of private company investments that it anticipates acquiring within the next 30 days, subject to applicable closing conditions.

About GSV Capital Corp.

GSV Capital Corp. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests principally in the equity securities of venture capital-backed, rapidly growing emerging non-public companies.  For more information please visit http://gsvcap.com/

About Kno

Kno, Inc. is an education software company on a mission to make learning engaging, effective, and social for students. Osman Rashid, the co-founder of Chegg, and Babur Habib, a consumer electronics veteran, founded Kno, Inc. in May 2009. The company has received funding from Andreessen Horowitz, Intel Capital, Advance Publications, Inc., Goldman Sachs, Floodgate, and First Round Capital, and is based in Santa Clara, California. For more information go to www.kno.com, or follow Kno at facebook.com/GoodtoKno and http://twitter.com/GoodtoKNO.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  GSV Capital Corp. undertakes no duty to update any forward-looking statements made herein.

GSV Contacts:

Investors:
Alex Wellins
(415) 217-5861
alex@blueshirtgroup.com

Media:
Kim Hughes
(415) 489-2188
kim@blueshirtgroup.com